Exhibit 99.1

Bio-Path Holdings Announces Uplisting to the NASDAQ Capital Market

HOUSTON, TX, March 5, 2014 – Bio-Path Holdings, Inc., (OTCQX:BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that its shares of common stock have been approved for uplisting to the NASDAQ Capital Market. Effective Monday, March 10, 2014, the stock will trade on the NASDAQ Capital Market under the symbol BPTH.

Bio-Path believes the uplisting will provide the Company with great visibility, marketability and liquidity and represents another important milestone for the Company.

Commenting on the uplisting, Peter Nielsen, President and Chief Executive Officer of Bio-Path said, “Over the past year, Bio-Path has made significant progress both scientifically and with its corporate initiatives. Uplisting to a national exchange was a key goal for the Company and we believe trading on the NASDAQ market will provide us access to a broader investor base and further increase shareholder value as we continue on our trajectory of growth.”

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Peter Nielsen

President & Chief Executive Officer

Tel 832.971.6616

Rhonda Chiger (investors)

Rx Communications Group, LLC

917-322-2569

rchiger@rxir.com